EXHIBIT 99.1

For more information, please contact:

Adolph Hunter
Cadence Design Systems, Inc.
408-914-6016/408-425-7840 mobile
publicrelations@cadence.com
CADENCE ELECTS CA’S JOHN SWAINSON TO ITS BOARD OF DIRECTORS
     San Jose, Calif., February 28, 2006, Cadence Design Systems, Inc.(NASDAQ:CDNS) announced today that John Swainson, president and CEO of CA, Inc. (CA), has been elected to the Cadence® Board of Directors.
     “We are pleased to have John Swainson join the Cadence Board of Directors,” said Mike Fister, president and CEO of Cadence. “John brings over three decades of experience in the Information Technology (IT) industry. His leadership ability in the mature and evolving IT market place provides a unique synergy with Cadence that will be an enormous asset as we continue to broaden our markets and expand our focus in the enterprise solutions space.”
     “It is an exciting time to join the Cadence Board of Directors,” said John Swainson. “With Mike Fister’s leadership, Cadence is leveraging its breadth of advanced technology to move beyond traditional electronics design automation and provide additional value for the electronics industry. With strong demand from both the consumer and the enterprise customer, Cadence is well positioned, through its collective resources, to deliver inventive design solutions to meet this demand.”
     Under John Swainson, CA has focused on its core strengths in systems, networks, security and storage management for the enterprise. He has leveraged CA’s deep expertise and broad product portfolio to define a unique vision, Enterprise IT Management (EITM), to unify and simplify the management of IT across the enterprise. This vision encompasses an integrated yet modular approach across security, storage, systems, devices and network functions.
     Before joining CA in 2004, Swainson was vice president of worldwide sales for IBM’s Software Group, responsible for selling IBM’s diverse line of software products through multiple channels. Prior to that, he was general manager of the Application Integration and Middleware division, IBM’s largest software group, a division he started in 1997.
     Mr. Swainson holds a bachelor of applied science degree in engineering from the University of British Columbia.

About Cadence
Cadence enables global electronic-design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence software and hardware, methodologies, and services to design and verify advanced semiconductors, printed-circuit boards and systems used in consumer electronics, networking and telecommunications equipment, and computer systems. Cadence reported 2005 revenues of approximately $1.3 billion, and has approximately 5,000 employees. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com.
About CA
CA (NYSE: CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://www.ca.com.